Filed pursuant to rule 424(b)(7)
Registration Number 333-223625

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and it does not solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion.

Preliminary Prospectus dated March 13, 2018.

PRELIMINARY    PROSPECTUS    SUPPLEMENT

(To Prospectus Dated March 13, 2018)

24,750,000 Shares

Hilton Grand Vacations Inc.

Common Stock

The selling stockholder named in this prospectus supplement is offering 24,750,000 shares of common stock of Hilton Grand Vacations Inc. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

We have the right to repurchase from the selling stockholder, in a privately-negotiated transaction, up to 4,340,000 shares of our common stock at a price per share equal to the price per share at which the underwriters will purchase shares of our common stock from the selling stockholder in this offering (the “share repurchase”). We must determine the number of shares we intend to repurchase prior to the pricing of this offering. The shares repurchased by us in the share repurchase will be retired. If we repurchase any shares, the number of shares offered by the selling stockholder will be reduced by such number of shares. This offering is not conditioned upon the completion of the share repurchase.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “HGV.” On March 12, 2018, the closing sales price of our common stock as reported on the NYSE was $46.07 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-6 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling stockholder	$	$

See “Underwriting” beginning on page S-13 of this prospectus supplement for additional information regarding underwriting compensation.

The underwriters expect to deliver the shares against payment in New York, New York on or about                , 2018.

BofA Merrill Lynch		J.P. Morgan
UBS Investment Bank	Goldman Sachs & Co. LLC	Deutsche Bank Securities
Credit Suisse		SunTrust Robinson Humphrey

            , 2018

PROSPECTUS SUPPLEMENT

PROSPECTUS

None of us, the selling stockholder or the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholder and the underwriters are not offering to sell, nor seeking offers to buy, shares of our common stock in any jurisdictions where offers and sales are not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by us is accurate only as of the respective dates of such documents or on the date or dates specified in such documents, and that any information in documents incorporated by reference is accurate only as of the date of such incorporated documents. Our business, financial condition, liquidity, results of operations and business prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated March 13, 2018, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”), before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Hilton Grand Vacations,” “HGV,” “we,” “our,” “us,” “the Company” and “our company” refer to Hilton Grand Vacations Inc. together with its consolidated subsidiaries. References to our “common stock” refer to the common stock, $0.01 par value per share, of Hilton Grand Vacations Inc.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference to this prospectus supplement and the accompanying prospectus contain some of our trademarks, trade names, and service marks and those of Hilton Worldwide Holdings Inc. (“Hilton”), including the following: Hilton Grand Vacations, Hilton, and Hilton Honors. Each one of these trademarks, trade names, or service marks is either (i) our registered trademark, (ii) a registered trademark or application for registration which we have been licensed by a third party to use, or (iii) a registered trademark of Hilton.

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we or Hilton will not assert, to the fullest extent under applicable law, our or Hilton’s, respective rights or the rights of the applicable licensors to these trademarks, service marks, and trade names. All trademarks, service marks, and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners.

S-ii

SUMMARY

This summary highlights certain significant aspects of our business and this offering. This summary does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus carefully, including the information presented under the section entitled “Risk Factors” and the consolidated financial statements and the notes thereto, which are incorporated by reference herein, before making an investment decision with respect to our common stock.

Hilton Grand Vacations

Our Business

We are a rapidly growing timeshare company that markets and sells vacation ownership intervals (“VOIs”), manages resorts in top leisure and urban destinations, and operates a points-based vacation club. As of December 31, 2017, we have 48 resorts, representing 8,102 units, are located in iconic vacation destinations such as the Hawaiian Islands, New York City, Orlando and Las Vegas, and feature spacious, condominium-style accommodations with superior amenities and quality service. As of December 31, 2017, we have approximately 288,000 Hilton Grand Vacations Club (the “Club”) members. Club members have the flexibility to exchange their VOIs for stays at any Hilton Grand Vacations resort or any property in the Hilton system of 14 industry-leading brands across more than 5,000 hotels, as well as numerous experiential vacation options, such as cruises and guided tours.

Our compelling VOI product allows customers to advance purchase a lifetime of vacations. Because our VOI owners generally purchase only the vacation time they intend to use each year, they are able to efficiently split the full cost of owning and maintaining a vacation residence with other owners. Our customers also benefit from the high-quality amenities and service at our Hilton-branded resorts. Furthermore, our points-based platform offers members tremendous flexibility, enabling us to more effectively adapt to their changing vacation needs over time. Building on the strength of that platform, we continuously seek new ways to add value to our Club membership, including enhanced product offerings, greater geographic distribution, broader exchange networks and further technological innovation, all of which drive better, more personalized vacation experiences and guest satisfaction.

As innovators in the timeshare business, we have successfully transformed from a highly capital-intensive business to a capital-efficient model by pursuing an inventory strategy focused on fee-for-service and just-in-time inventory acquisition.

Our History

Our history dates to 1992 with Hilton’s joint venture with Grand Vacations, Limited. In 1996, Hilton Grand Vacations became a wholly owned subsidiary of Hilton. During the ensuing years, we expanded our operations and established a track record of innovation in our industry. Unlike the broader timeshare industry, which experienced a contraction in 2008 and 2009 as a result of the overall economic recession, we were able to grow contract sales during the industry downturn and have continued to deliver contract sales growth in each period since, driven by our continued focus on marketing and sales activities, our strong development margins, large-market distribution model, synergies with Hilton, commitment to new owner transactions and lean organizational structure.

On January 3, 2017, Hilton completed the spin-off that resulted in our establishment as an independent, publicly traded company. The spin-off, which was intended to be tax-free to Hilton and Hilton’s stockholders, was effected through a pro rata distribution of our common stock to existing Hilton stockholders. As a result of the spin-off, each holder of Hilton common stock on the record date of December 15, 2016 received one share of our common stock for every ten shares of Hilton common stock owned.

Executive Offices

Our principal executive offices are located at 5323 Millenia Lakes Blvd., Orlando, Florida, 32839, and our telephone number is (407) 613-3100. Our website is www.hgv.com. The information on or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

Recent Events

Project Development

On October 13, 2017, we acquired Sunrise Lodge, a Hilton Grand Vacations Club. Since 2012, the 83-unit, ski-in mountain lodge in Park City, Utah, had been operating under a fee-for-service agreement through which HGV provided marketing, sales and resort management services to the seller, Sunrise Park City, LLC. The transaction was funded by existing cash on our balance sheet and is expected to be accretive to our total adjusted EBITDA and earnings per share. Sunrise Lodge is located at the base of the Sunrise lift in the Canyons area of Park City Mountain Resort. The property, which is comprised of one-, two-, three- and four-bedroom suites, is situated minutes from restaurants, shopping, historic Main Street and Utah Olympic Park.

On November 13, 2017, we announced that we had entered into an agreement with Mori Trust to construct a new mixed-used development on Sesokojima Island, Okinawa in Japan. This marks our first announced timeshare project in Japan. The new-build development, to be constructed by Mori Trust, will comprise a 132-unit timeshare resort that will be owned and managed by us, as well as a 300-room hotel that will be owned by Mori Trust and managed by Hilton. The hotel component is set to open in 2020, while our timeshare resort is expected to open in 2021. We expect to make an aggregate investment of approximately $187 million in phases over four years commencing in 2021 in connection with this project.

On January 29, 2018, we announced that we had acquired land and existing buildings within the Hilton Odawara Resort & Spa in Japan. This is our second announced project in Japan, which will be the first to open in the country. The Hilton Odawara Resort & Spa is located 30 minutes by bullet train from Tokyo. Ten existing cottages will be renovated for timeshare use, and we have the option to develop an additional 100 cottages on the property over time. Sales are expected to commence in the second quarter of 2018.

Master Amendment and Option Agreement

On March 13, 2018, the Company, HNA Tourism Group Co., Ltd. (“HNA”) and the selling stockholder, a wholly-owned subsidiary of HNA, entered into a Master Amendment and Option Agreement (the “Master Amendment and Option Agreement”) to make certain amendments to the Stockholders Agreement, dated as of October 24, 2016, by and among the Company, HNA and certain affiliate of the selling stockholder (the “Stockholders Agreement”), and that certain Registration Rights Agreement, dated as of October 24, 2016, between the Company and HNA (the “Registration Rights Agreement”). The Master Amendment and Option Agreement amends (a) the Stockholders Agreement to, among other things, to permit the sale of up to all 24,750,000 shares of our common stock owned by the selling stockholder in one or more underwritten offerings prior to the expiration of the two-year restricted period originally contained in the Stockholders Agreement and (b) the Registration Rights Agreement to, among other things, provide that HNA has customary “demand” registration rights effective March 13, 2018. Prior to such amendment, HNA’s “demand” registration rights did not become effective until March 15, 2019 (the “Original Registration Rights Effective Date”). The Master Amendment and Option Agreement requires HNA to pay all expenses incurred under the Registration Rights Agreement for registrations or offerings occurring prior to the Original Registration Rights Effective Date, including expenses in connection with this offering and related transactions or arrangements.

The Master Amendment and Option Agreement also amends the Stockholders Agreement to, among other things, eliminate HNA’s right to designate a certain number of directors to our board of directors and a committee of our board of directors, effective upon the closing of this offering. Mr. Kenneth Tai Lun Wong, a director designated by HNA to our board of directors pursuant to the Stockholders Agreement, has resigned from our board effective upon the closing of this offering. HNA has further requested that Mr. Yasheng Huang, the independent director designated by HNA to our board of directors pursuant to the Stockholders Agreement, to resign from our board of directors effective upon the closing of this offering; however, Mr. Huang is under no obligation to resign.

Pursuant to the Master Amendment and Option Agreement, HNA and the selling stockholder granted us a right to repurchase up to 4,340,000 shares of our common stock held by the selling stockholder concurrently with this offering. See “—Concurrent Share Repurchase” for additional discussion.

The offering and the repurchase are subject to delivery of an opinion from Hogan Lovells US LLP satisfactory to Hilton that the offering and share repurchase do not adversely affect the tax-free status of our spin-off from Hilton (together with a related officer certificate and letter agreement from HNA). The forms of opinion, officer certificate and letter agreement were approved by Hilton in advance of the offering. As a result, the condition is expected to be satisfied.

For further information regarding the Master Amendment and Option Agreement, see our Current Report on Form 8-K filed on March 13, 2018 (the “Master Amendment and Option Agreement 8-K”), which is incorporated by reference in this prospectus supplement. The description of the Master Amendment and Option Agreement is qualified in its entirety by reference to the full text of the Master Amendment and Option Agreement, filed as Exhibit 10.1 to the Master Amendment and Option Agreement 8-K.

Concurrent Share Repurchase

Pursuant to the Master Amendment and Option Agreement, we have the right to repurchase from the selling stockholder up to an aggregate of 4,340,000 shares. We must determine the number of shares we intend to repurchase prior to the pricing of this offering. Any shares of our common stock that we repurchase will be retired. If we repurchase any shares, the number of shares offered by the selling stockholder will be reduced by that number of shares.

The price per share to be paid by us will equal the price at which the underwriters will purchase the shares from the selling stockholder in this offering. Based on the last sale price of our common stock on March 12, 2018, the aggregate share repurchase price of the 4,340,000 shares would be approximately $200 million. The actual aggregate repurchase price may be higher or lower based on the actual price at which we repurchase shares held by the selling stockholder and the actual number of shares repurchased. This offering is not conditioned upon the completion of the share repurchase, but the share repurchase will be conditioned upon the closing of this offering. We may fund the share repurchase with cash on hand, or with cash from other sources, including our credit or other facilities. The description of, and the other information in this prospectus supplement regarding, the share repurchase are included in this prospectus supplement for informational purposes only. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock that we repurchase.

The Master Amendment and Option Agreement, the permitted sale by HNA of up to all of the 24,750,000 shares of our common stock prior to the expiration of the two-year lock-up period originally contained in the Stockholders Agreement, the share repurchase, and related arrangements and transactions were reviewed and approved by a transaction committee of our board of directors comprised of independent directors who are not affiliated with HNA or the selling stockholder. Upon the recommendation by the transaction committee, the disinterested members of our board of directors also approved such transactions.

The Offering

Common stock offered by the selling stockholder	24,750,000 shares. If we repurchase any shares, the number of shares offered by the selling stockholder will decrease by that number of shares.

Concurrent share repurchase	We have the option, upon notice to the selling stockholder prior to the pricing of this offering, to repurchase from the selling stockholder, in a privately-negotiated transaction, up to 4,340,000 shares of our common stock at a price per share equal to the price per share at which the underwriters will purchase shares of our common stock from the selling stockholder in this offering. This offering is not conditioned upon the completion of the share repurchase, but the repurchase will be conditioned upon the closing of the offering.

Common stock outstanding as of March 12, 2018	99,320,605 shares (assuming we do not repurchase any shares). If we repurchase any shares, our outstanding common stock will decrease by a like number of shares.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder. The selling stockholder has advised us that it expects to use the net proceeds from this offering and the share repurchase, if any, after payment of expenses that the selling stockholder has agreed to pay and any taxes, to (i) pay debt service under HNA’s existing margin loan agreement with a group of lenders, all of whom are affiliates of certain of the underwriters in this offering, and (ii) the remainder for general corporate purposes. See “Use of Proceeds.” Because the selling stockholder may use more than 5% of the net proceeds from this offering to repay such amounts under its existing margin loan agreement, under which affiliates of certain of the underwriters are lenders or agents, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority. See “Underwriting—Conflict of Interest”

Risk Factors	Investing in our common stock involves risk and purchasers of our common stock may lose their entire investment. See “Risk Factors” in this prospectus supplement and the accompanying prospectus and in our other filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors that you should consider before making an investment decision with respect to our common stock.

Listing	Our common stock is listed on the NYSE under the symbol “HGV.”

Unless otherwise indicated, all references in this prospectus supplement and the accompanying prospectus to the number and percentages of shares of common stock outstanding following this offering do not give effect to any share repurchase or to 9,980,132 shares of common stock reserved for future issuance under the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan, the Hilton Grand Vacations Inc. 2017 Stock Plan for Non-Employee Directors and the Hilton Grand Vacations Inc. Employee Stock Purchase Plan, or 2,136,936 shares subject to outstanding options and unvested restricted stock units. If we repurchase any shares, our outstanding common stock will decrease, by that number of shares.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus supplement, as well as the other risks set forth in this prospectus supplement and the accompanying prospectus. You should also carefully consider the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before acquiring any shares of our common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements” in this prospectus supplement.

Risks Related to this Offering and Ownership of Our Common Stock

The market price and trading volume of our common stock may fluctuate significantly and be volatile as a result of factors beyond our control.

The stock markets, including the NYSE, on which our common stock is listed, historically have experienced significant price and volume fluctuations. The trading price of our common stock may be similarly volatile and the trading volume in our common stock may fluctuate and cause significant decreases in the value of our common stock. This may occur for many reasons, including the risks set forth in this prospectus supplement or incorporated by reference in this prospectus supplement or the accompanying prospectus, many of which are unrelated to our operating performance or prospects. These factors may result in short-term or long-term negative pressure on the value of our common stock. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the purchase price. In addition, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and could divert management’s attention and resources, which could have an adverse effect on our financial condition, results of operation, cash flow, and the trading price of our common stock.

The market price of our common stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including, but not limited to:

•	market reaction to this offering and the share repurchase;

•	actual or anticipated fluctuations in our quarterly or annual earnings, or those of comparable companies;

•	our failure to meet earnings estimates;

•	publication of negative reports about us or the timeshare industry;

•	the market for securities issued by similar companies;

•	our ability to obtain financing as needed;

•	the market reaction to any issuance of additional debt or preferred securities by us in the future;

•	changes in key management personnel;

•	changes in laws and regulations affecting our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant investments, acquisitions or dispositions;

•	investor confidence in the stock and bond markets generally;

•	failure to maintain the integrity of our internal or customer data;

•	the actions of institutional stockholders;

•	future equity issuances by us or resales by our stockholders, or the perception that such issuances or resales may occur;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating performance, stock price and market valuations of comparable companies;

•	overall market fluctuations;

•	a decline in the real estate markets;

•	changes in tax laws;

•	changes in accounting principles or actual or anticipated accounting problems;

•	general market, economic and political conditions, including an economic slowdown or disruption in the global credit or capital markets and other external factors;

•	the adoption of legislation or other regulatory developments that adversely affect us or the timeshare industry generally; and

•	the impact of any risk factors included in this prospectus supplement or in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus supplement.

Future offerings of debt securities or preferred equity securities, which may be senior to our common stock, may adversely affect the trading price of our common stock.

In the future, we may offer debt or equity securities, including medium-term notes, senior or subordinated notes and preferred stock. Upon liquidation, holders of any debt securities or shares of preferred stock that we issue in the future and lenders with respect to other borrowings generally would be entitled to receive our available assets prior to distribution to the holders of our common stock. Any of such securities that are convertible into or exchangeable for shares of our common stock may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. In addition, any shares of preferred stock we issue in the future could have a preference on liquidating distributions or a preference on dividend payments, and the terms of debt securities or preferred stock that we may issue could include provisions limiting our ability pay dividends to the holders of our common stock.

Future issuances of common stock by us may cause the market price of our common stock to decline.

The issuance by us, or the sales of shares of our common stock or the availability of shares of our common stock for resale in the open market, or the perception that such issuances or resales may occur, may cause the trading price of our common stock to decrease.

We have adopted an Omnibus Incentive Plan, a Non-Employee Director Stock Plan, and an Employee Stock Purchase Plan under which we may issue common stock or options to purchase common stock. The vesting of any equity awards or the exercise of any options granted pursuant to these plans could have an adverse effect on the trading price of our common stock. In addition, we have filed registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant these plans. The issuance of any additional shares may be diluted to existing stockholders, and any shares that may be sold in the open market may cause the market price of our stock to decline.

We have no current plans to pay cash dividends on our common stock, and our existing and future indebtedness could limit our ability to pay dividends in the future.

Although we expect to return capital to stockholders through dividends or otherwise in the future, we have no current plans to pay any cash dividends. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants contained in the agreements related to our and our subsidiaries’ indebtedness, including (a) the Credit Agreement, dated December 28, 2016, among Hilton Grand Vacations Parent LLC, Hilton Grand Vacations Borrower LLC (“HGV Borrower LLC”), the other guarantors party thereto from time to time, Deutsche Bank AG, as administrative agent, and the other lenders party thereto from time to time, and (b) the Indenture, dated as of October 24, 2016, as amended and supplemented by the First Supplemental Indenture, dated as of November 29, 2016, among HGV Borrower LLC, Hilton Grand Vacations Borrower Inc., the other guarantors party thereto from time to time, and Wilmington Trust, National Association, as trustee, related to our unsecured 6.125% senior unsecured notes due 2024. The terms of other indebtedness that we or our subsidiaries may incur in the future, including indebtedness utilized to repurchase shares of our common stock held by HNA, may also restrict our ability to pay dividends.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our Amended and Restated Certificate of Incorporation (our “Charter”) and Amended and Restated By-Laws (our “Bylaws”) contain provisions that may make the merger or acquisition of our company more difficult without the approval of our board of directors. Among other things:

•	although we do not have a stockholder rights plan, and would either submit any such plan to stockholders for ratification or cause such plan to expire within a year, a stockholder rights plan would allow us to authorize the issuance of undesignated preferred stock in connection with a stockholder rights plan or otherwise, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•	these provisions prohibit stockholder action by written consent unless such action is recommended by all directors then in office;

•	these provisions provide that our board of directors is expressly authorized to make, alter or repeal our Bylaws and that our stockholders may only amend our Bylaws with the approval of 80% or more of all the outstanding shares of our capital stock entitled to vote; and

•	these provisions establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Further, as a Delaware corporation, we are also subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

If there are any material adverse developments related to the financial condition of, or the legal, political or regulatory environment involving, HNA, this offering could be subject to significant legal or other challenges.

HNA is organized in the People’s Republic of China (the “PRC”). If there are any material adverse developments related to the financial condition of HNA or in relation to the political, legal or regulatory environment in the PRC, which would lead to HNA becoming subject to control by the government of the PRC or otherwise undergoing a change in control, then this offering could be subject to significant legal or other challenges. Any such challenges could result in this offering being delayed or terminated.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the benefits resulting from our separation from Hilton, the benefits of joint ventures or other acquisitions of additional properties, the effects of competition, the effects of the recent tax reform legislation and future legislation or regulations, the impact of accounting pronouncements, and other non-historical statements. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and we urge you to carefully review our disclosures concerning risks and uncertainties in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as well as the risks and uncertainties discussed in this prospectus supplement and the accompanying prospectus. These risks and uncertainties could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. Any such risks and uncertainties could cause our results to differ materially from those expressed in forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

INDUSTRY AND MARKET DATA

The industry and market data and statistical information used in this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the related prospectus have been obtained from third-party sources that we believe to be reliable, including the American Resort Development Association (“ARDA”), or are calculated using independent industry publications and other publicly available information in conjunction with our assumptions about our markets. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. Forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and projected amounts or results may not be achieved. We believe that the surveys and market research performed by others are reliable, but we have not independently verified this information. None of the third party sources has any pecuniary or other interest in this offering, and none of the third party sources endorses or provides any guidance with respect to any proposed underwriting, offering or investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder.

We estimate that the net proceeds to the selling stockholder from the sale of common stock in this offering will be approximately $                , after the payment of underwriting discounts and commissions and estimated offering expenses of $                , including expenses the selling stockholder has agreed to pay in connection with this offering and the share repurchase. The selling stockholder has advised us that it expects to use the net proceeds from this offering and the share repurchase, if any, after payment of expenses that the selling stockholder has agreed to pay and any taxes, to (i) pay debt service under HNA’s existing margin loan agreement with a group of lenders, all of whom are affiliates of certain of the underwriters in this offering, and (ii) the remainder for general corporate purposes. See “Underwriting (Conflict of Interest)—Relationships.”

SELLING STOCKHOLDER

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of March 12, 2018 by the selling stockholder, before and after giving effect to this offering, and assuming we do not repurchase any shares.

For further information regarding our policy and procedures regarding transactions with related persons and material relationships and transactions between us and the selling stockholder, see “Certain Relationships and Related Party Transactions” in the accompanying prospectus, as well as “Item 1. Business—Key Agreements Related to the Spin-Off” and “Item 13. Certain Relationships and Related Transactions, and Director Independence—Transactions with Related Persons” in our Annual Report on Form 10-K/A for the year ended December 31, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares and percentages of beneficial ownership prior to this offering set forth below are based on the number of shares of our common stock issued and outstanding immediately prior to the consummation of this offering. The number of shares and percentages of beneficial ownership after this offering set forth below are based on the number of shares of our common stock issued and outstanding immediately after the completion of this offering and assumes we do not repurchase any shares from the selling stockholder.

	Prior to This Offering and the Share Repurchase				After This Offering and the Share Repurchase
Name of Beneficial Owner	Number of Shares of Common Stock	Percent of All Shares of Common Stock(2)	Number of shares of Common Stock Sold in This Offering	Shares Repurchased by Us from the Selling Stockholder	Number of Shares of Common Stock	Percent of All Shares of Common Stock
HNA(1)	24,750,000	24.9%	24,750,000	—	—	—

(1)	Based on the Schedule 13D/A filed on December 29, 2017.

The selling stockholder in this offering is HNA HLT Holdco I LLC. The sole member of HNA HLT Holdco I LLC is HNA Holdco II LLC (“SPV II”). The sole voting member of SPV II is HNA Holdco III Limited (“SPV III”). The sole stockholder of SPV III is HNA Tourism (HK) Group Co., Ltd (“HNA HK”). The sole stockholder of HNA HK is HNA Tourism Group Co., Ltd. (“HNA Tourism”). HNA Tourism is majority owned by HNA Group Co., Ltd. (“HNA Group”). Each of the foregoing entities may be deemed to be the beneficial owner of the shares.

The selling stockholder has pledged and granted a security interest in all of the shares of our common stock that it holds pursuant to a margin loan agreement by and among SPV I, SPV II and HNA HLT Holdco IV LLC, an affiliate of HNA Tourism and the borrower under the margin loan agreement, and certain lender parties thereto. The address of each of the entities listed in this footnote is HNA Building, No. 7, Guoxing Road, Haikou, Hainan Province, the People’s Republic of China.

(2)	Based on 99,320,605 shares outstanding as of March 12, 2018.

UNDERWRITING (CONFLICT OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and representatives of each of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from the selling stockholder the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
UBS Securities LLC
Goldman Sachs & Co. LLC
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
SunTrust Robinson Humphrey, Inc.

Total	24,750,000

If we repurchase shares, each underwriter will be obligated to purchase from the selling stockholder a number of the shares available following our repurchase that is proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholder to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	customary closing documents are delivered to the underwriters.

The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The offering is also subject to delivery of an opinion from Hogan Lovells US LLP satisfactory to Hilton that the offering and the share repurchase do not adversely affect the tax-free status of our spin-off from Hilton (together with a related officer’s certificate and letter agreement from HNA). The forms of opinion, officer’s certificate and letter agreement were approved by Hilton in advance of the offering. As a result, the condition is expected to be satisfied.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions the selling stockholder will pay to the underwriters. The underwriting fee is the difference between the price to the public and the amount the underwriters pay for the shares.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling stockholder	$	$

The underwriters have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at that price less a concession not in excess of $                per share. After the initial offering, the public offering price, concession or any other terms of the offering may be changed.

The expenses of this offering and the share repurchase that are payable by us are estimated to be approximately $                (excluding underwriting discounts and commissions). All of these expenses are payable by the selling stockholder. Accordingly, we will not directly bear the cost of any expenses related to this offering.

The selling stockholder has advised us that it expects to use the net proceeds from this offering and the share repurchase, after payment of expenses that the selling stockholder has agreed to pay, to repay amounts outstanding under HNA’s existing margin loan agreement with a group of lenders, all of whom are affiliates of certain of the underwriters in this offering.

No Sales of Similar Securities

We, our executive officers, and the selling stockholder, have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 45 days after the date of this prospectus supplement without first obtaining the written consent of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any common stock, or any options or warrants to purchase any common stock, or any securities convertible into, exchangeable for or that represent the right to receive common stock, whether now owned or hereinafter acquired, owned directly by us or these other persons (including holding as a custodian) or with respect to which we or such other persons has beneficial ownership within the rules and regulations of the SEC. We and such other persons have agreed that these restrictions expressly preclude us and such other persons from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of our or such other persons’ common stock if such common stock would be disposed of by someone other than us or such other persons. Prohibited hedging or other transactions includes any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of our or such other persons’ common stock or with respect to any security that includes, relates to, or derives any significant part of its value from such common stock.

Indemnification

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in this offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares, in whole or in part, and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, the underwriters or certain securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. A prospectus in electronic format is being made available on Internet web sites maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by the underwriters is not part of the prospectus or the registration statement of which the prospectus forms a part.

Listing

Our common stock is listed on the NYSE under the symbol “HGV.”

Limits on Individual Investors

Pursuant to the Stockholders Agreement, HNA generally may not transfer a number of shares of our common stock to any transferee that would result in such transferee owning more than 4.9% of our outstanding common stock. Accordingly, pursuant to the Master Amendment and Option Agreement, we have the right to review any potential purchaser who has indicated an interest in purchasing a number of shares that would result in such potential purchaser owning more than 4.9% of our outstanding common stock, and we may, in our sole discretion, waive that provision of the Stockholders Agreement with respect to any particular potential purchaser.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

Purchasers of the shares of our common stock offered in this prospectus supplement and the accompanying prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they may receive customary fees and expenses, and may currently be, or may in the future be, lenders to us under facilities that we have entered into or may in the future enter into from time to time.

Affiliates of J.P. Morgan Securities LLC, UBS Investment Bank, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC act as lenders and agents under the Amended and Restated Margin Loan Agreement, dated as of December 22, 2017 and as amended and supplemented from time to time, with the selling stockholder and other affiliates of HNA, and as such will receive a portion of the net proceeds from this offering to the extent such proceeds are used to repay amounts outstanding under such margin loan agreement.

In addition, in the ordinary course of business, the underwriters and their affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflict of Interest

The selling stockholder may use more than 5% of the net proceeds from this offering to repay amounts outstanding under its margin loan agreement, under which affiliates of certain of the underwriters act as lenders or agents. See “—Relationships.” Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority’s conduct rules.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) or the accompanying prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in this offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters have been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

The company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement and accompanying prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement and accompanying prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor any of the underwriters has authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or any of the underwriters to publish a prospectus supplement and accompanying prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter agrees that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (I) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (I) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement and accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement and accompanying prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement and accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and accompanying prospectus. The shares to which this prospectus supplement and accompanying prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement and accompanying prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and accompanying prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person.

This prospectus supplement and accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and accompanying prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Womble Bond Dickinson (US) LLP, Washington, D.C. Certain tax matters will be passed upon for us by Hogan Lovells US LLP, Washington, D.C. Certain legal matters will be passed upon for the selling stockholder by White & Case LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Hilton Grand Vacations Inc. appearing in Hilton Grand Vacations Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Hilton Grand Vacations Inc.’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus supplement. This prospectus supplement, the accompanying prospectus, and any document incorporated by reference into this prospectus supplement or the accompanying prospectus, filed as part of the registration statement, do not contain all the information set forth in the registration statement. For further information about us and our common stock, we refer you to the registration statement the exhibits thereto. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement or the accompanying prospectus for a copy of such contract, agreement or other document.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.hgv.com. You may also read and copy the registration statement and the exhibits and schedules to the registration statement, and any document we file, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring to another document. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. This prospectus supplement incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017, filed with the SEC on March 13, 2018 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2017);

•	our Current Reports on Form 8-K filed with the SEC on March 8, 2018 (the second report on such date filed pursuant to Item 5.02 and Item 9.01 of Form 8-K only) and on March 13, 2018 (both reports filed on such date); and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K and not specifically incorporated by reference), after the date of this prospectus supplement.

Any statement made in the accompanying prospectus or in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of the accompanying prospectus to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the accompanying prospectus.

You can obtain any of the filings incorporated by reference into this prospectus supplement through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement. You should direct requests for those documents to:

Hilton Grand Vacations Inc.

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

Attn: Investor Relations

Tel.: (407) 613-3100

Email: HGV_IR@hgvc.com

Our reports and documents incorporated by reference into this prospectus supplement may also be found in the “Investors” section of our website at http://www.hgv.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated by reference in this prospectus supplement or the registration statement of which this prospectus supplement forms a part.

PROSPECTUS

Common Stock

This prospectus relates to the offer and sale from time to time of up to 24,750,000 shares of our common stock by the selling stockholder named in this prospectus or in supplements to this prospectus. The registration of the shares of common stock to which this prospectus relates does not require the selling stockholder to offer or sell those shares. We cannot predict when or in what amounts the selling stockholder may sell any of the shares offered by this prospectus. We are filing the registration statement of which this prospectus is part pursuant to contractual obligations that exist with the selling stockholder.

We are not offering for sale any shares of common stock in the registration statement of which this prospectus is part. We will not receive any proceeds from the sale of our common stock by the selling stockholder, but will incur expenses. The selling stockholder from time to time may offer and sell the shares held by it directly or to or through underwriters, agents or broker-dealers on terms to be determined at the time of sale. If any agents, underwriters or dealers are involved in the sale of our common stock, their names and any applicable purchase price, fees, commissions or discount arrangements with, between or among them will be set forth in a supplement to this prospectus. For more information, see “Plan of Distribution.”

Our common stock is traded on the New York Stock Exchange under the symbol “HGV.” You are urged to obtain current market prices for our common stock.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference herein and therein, and any free writing prospectus, before you make an investment decision.

Investing in our common stock involves risks. Before making a decision to invest in our common stock, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission, or SEC. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 13, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time, sell common stock in one or more offerings. This prospectus provides you with general information about us and our common stock. Each time the selling stockholder offers shares of our common stock, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus.

Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the selling stockholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. The selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus, any free writing prospectus and any applicable prospectus supplement prepared by us or the other documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates that are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

You should carefully read this entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and any applicable prospectus supplement, before making an investment decision. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Statements contained or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement as to the content of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus or such prospectus supplement, each such statement being qualified in all respects by such reference. Any information in such subsequent filings and any applicable prospectus supplement that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

Unless the context requires otherwise, references in this prospectus to “Hilton Grand Vacations,” “HGV,” “we,” “our,” “us” and “our company” refer to Hilton Grand Vacations Inc., together with its consolidated subsidiaries.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus, any accompanying prospectus supplement and documents incorporated by referenced to this prospectus and any prospectus supplement contain some of our trademarks, trade names, and service marks and those of Hilton Worldwide Holdings Inc. (“Hilton”), including the following: Hilton Grand Vacations, Hilton, and Hilton Honors. Each one of these trademarks, trade names, or service marks is either (i) our registered trademark, (ii) a registered trademark or application for registration which we have been licensed by a third party to use, or (iii) a registered trademark of Hilton and its affiliates.

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we or Hilton will not assert, to the fullest extent under applicable law, our or Hilton’s, respective rights or the rights of the applicable licensors to these trademarks, service marks, and trade names. All trademarks, service marks, and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus or any prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the benefits resulting from our separation from Hilton, the benefits of joint ventures or other acquisitions of additional properties, the effects of competition, the effects of the recent tax reform legislation and future legislation or regulations, the impact of accounting pronouncements, and other non-historical statements. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and we urge you to carefully review our disclosures concerning risks and uncertainties discussed in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2107, as well as the other risks and uncertainties contained or incorporated by reference in this prospectus or any applicable prospectus supplement. These risks and uncertainties could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. Any such risks and uncertainties could cause our results to differ materially from those expressed in forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

HILTON GRAND VACATIONS

We are a rapidly growing timeshare company that markets and sells vacation ownership intervals (“VOIs”), manages resorts in top leisure and urban destinations, and operates a points-based vacation club. As of December 31, 2017, we have 48 resorts, representing 8,102 units, are located in iconic vacation destinations such as the Hawaiian Islands, New York City, Orlando and Las Vegas, and feature spacious, condominium-style accommodations with superior amenities and quality service. As of December 31, 2017, we have approximately 288,000 Hilton Grand Vacations Club (the “Club”) members. Club members have the flexibility to exchange their VOIs for stays at any Hilton Grand Vacations resort or any property in the Hilton system of 14 industry-leading brands across more than 5,000 hotels, as well as numerous experiential vacation options, such as cruises and guided tours.

Our history dates to 1992 with Hilton’s joint venture with Grand Vacations, Limited. In 1996, Hilton Grand Vacations became a wholly owned subsidiary of Hilton. On January 3, 2017, Hilton completed the spin-off that resulted in our establishment as an independent, publicly traded company. The spin-off, which was intended to be tax-free to Hilton and Hilton’s stockholders, was effected through a pro rata distribution of our common stock to existing Hilton stockholders. As a result of the spin-off, each holder of Hilton common stock on the record date of December 15, 2016 received one share of our common stock for every ten shares of Hilton common stock owned.

Our shares of common stock are listed on the NYSE under the symbol “HGV.”

Our principal executive offices are located at 5323 Millenia Lakes Blvd., Orlando, Florida, 32839, and our telephone number is (407) 613-3100. Our website is www.hgv.com. The information on or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

You should carefully consider the risk factors and all other information contained or incorporated by reference in this prospectus, including, without limitation, those risk factors set forth in our annual report on Form 10-K for the year ended December 31, 2017, as well as any prospectus supplement, before purchasing our common stock. Additional risks and uncertainties that we are unaware of, or those we currently deem less significant, also may become important factors that affect us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder that may be sold from time to time pursuant to this prospectus.

SELLING STOCKHOLDER

The selling stockholder may use this prospectus in connection with resales of common stock it holds as described in the applicable prospectus supplement. Information about the selling stockholder will be set forth in a prospectus supplement

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our common stock is a summary and is qualified in its entirety by reference to our Charter and our Bylaws, forms of which are filed as exhibits to the Registration Statement of which this prospectus is a part, and by the General Corporation Law of the State of Delaware (the “DGCL”). See “Where You Can Find More Information.”

Under this “Description of Capital Stock,” “we,” “us,” “our,” the “company,” and “our company” refer only to HGV and not to any of its subsidiaries.

General

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 3,000,000,000 shares of common stock, par value $0.01 per share, and 300,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our common stock do not have cumulative voting rights in the election of directors.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of our preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. The common stock will not be subject to further calls or assessment by us. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

Preferred Stock

Our Charter authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	the designation of the series;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption or repurchase rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse effect on the market price of our common stock.

As of the date of this prospectus, we had no issued and outstanding shares of any series of preferred stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend is subject to the discretion of our board of directors.

Stockholder Meetings

Our Charter and our Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. Our Bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or our chief executive officer, upon the request of holders of not less than a majority of the total voting power of all the then outstanding shares of our capital stock.

To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Charter and Our Bylaws and Certain Provisions of Delaware Law

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super-majority voting, special approval, dividend or other rights or preferences that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

We do not have a stockholder rights plan or any series of preferred stock designated in connection with such a plan, and if our board of directors were ever to adopt a stockholder rights plan in the future without prior stockholder approval, our board of directors would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information specified by our Bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our Bylaws provide for certain procedures with respect to the resignation of any director who does not receive a majority of the votes cast in an uncontested election. Our Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Our Charter provides that the board of directors is expressly authorized to make, alter or repeal our Bylaws and that our stockholders may only amend our Bylaws with the approval of 80% or more of all of the outstanding shares of our capital stock entitled to vote.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Charter provides otherwise. Our Charter does not provide for cumulative voting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless a company’s certificate of incorporation provides otherwise. Our Charter provides that any action required or permitted to be taken by our stockholders may not be effected by consent in writing by stockholders unless such action is recommended by all directors then in office.

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly held Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company’s board of directors.

However, our Charter and our Bylaws provide that in the event either Blackstone or HNA and their affiliates cease to beneficially own at least 5% of the then outstanding shares of our common stock, we will automatically become subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, Section 203 could have an anti-takeover effect with respect to certain transactions our board of directors does not approve in advance. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, Section 203 also could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our Charter provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our company to our company or our company’s stockholders, (iii) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the DGCL, our Charter or our Bylaws or (iv) action asserting a claim against our company or any director or officer of our company governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our Charter.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our Charter provides that, to the fullest extent permitted by law, none of Blackstone, HNA or any of their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Blackstone, HNA or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our Charter does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Charter, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our Charter and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers as described in “Item 13. Certain Relationships and Related Transactions, and Director Independence—Transactions With Related Person—Indemnification Agreements” in our annual report on Form 10-K/A for the year ended December 31, 2017, which is incorporated by reference in this prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Listing

Our common stock is listed on the NYSE under the ticker symbol “HGV.”

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock that you may acquire pursuant to the offering contemplated by this prospectus as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a person (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes, such as the Medicare contribution tax on net investment income, and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company,” a person who holds or receives our common stock pursuant to the exercise of an employee stock option or otherwise as compensation or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the purchase, ownership or disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable Internal Revenue Service (“IRS”) Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates applicable to such holder as if it were a United States person as defined under the Code. In addition, if a non-U.S. holder described in the first bullet point immediately above is a corporation for U.S. federal income tax purposes, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. If we are or become a “United States real property holding corporation,” so long as our common stock continues to be regularly traded on an established securities market, a non-U.S. holder who holds or held directly, indirectly or constructively (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock in the same manner as gain that is effectively connected with a trade or business of the non-U.S. holder in the United States, except that the branch profits tax generally will not apply.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock, and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your purchase, ownership or disposition of our common stock.

PLAN OF DISTRIBUTION

The selling stockholder, and its pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, shares of our common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.

The shares of common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods, including the following:

•	on the NYSE (including through at-the-market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker/dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker/dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the shares of common stock;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or any other method permitted by applicable law.

In effecting sales, brokers or dealers engaged by us and/or the selling stockholder may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

•	purchases of the shares of common stock by a broker/dealer as principal and resales of the shares of common stock by the broker/dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker/dealer solicits purchasers on a best efforts basis.

At any time a particular offer of the shares of common stock covered by this prospectus is made, if required, a prospectus supplement will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering and the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

The selling stockholder may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from them at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that the selling stockholder must pay for solicitation of these contracts will be described in a prospectus supplement.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker/dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We and/or the selling stockholder may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Some of the shares of common stock covered by this prospectus may be sold by selling stockholder in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

VALIDITY OF COMMON STOCK

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Womble Bond Dickinson (US) LLP, Washington, D.C. Additional legal matters may be passed upon for us, the selling stockholder or any underwriters, dealers or agents by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Hilton Grand Vacations Inc. appearing in Hilton Grand Vacations Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Hilton Grand Vacations Inc.’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of the registration statement we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at http://www.hgv.com. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 1, 2018;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017, filed with the SEC on March 13, 2018 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2017);

•	our Current Reports on Form 8-K filed with the SEC on March 8, 2018 (the second report on such date filed pursuant to Item 5.02 and Item 9.01 of Form 8-K only) and on March 13, 2018 (both reports filed on such date); and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K and not specifically incorporated by reference), after the date of this prospectus.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Hilton Grand Vacations Inc.

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

Attn: Investor Relations

Tel.: (407) 613-3100

Email: HGV_IR@hgvc.com

Our reports and documents incorporated by reference into this prospectus may also be found in the “Investors” section of our website at http://www.hgv.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated by reference in this prospectus or the registration statement of which it forms a part.

24,750,000 Shares

Hilton Grand Vacations Inc.

Common Stock

PRELIMINARY    PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

UBS Investment Bank

Goldman Sachs & Co. LLC

Deutsche Bank Securities

Credit Suisse

SunTrust Robinson Humphrey

            , 2018